Exhibit 10.1

March 14, 2024

RE: Offer Letter—President

Kirsten Newquist

Via email

Dear Kirsten:

Identiv, Inc. (the “Company”) is pleased to offer you the position of President of the Company’s RFID business subject to the terms and conditions of this letter agreement (this “Agreement”).

Position and Duties

As President, you will report to the Company’s Chairman of the Board of Directors (the “Board”) and will have duties and authority consistent with your position and such other duties as may be assigned to you from time to time by the Board. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Start Date and Location

Your anticipated employment start date will be on or about April 15, 2024 (your actual start date, the “Start Date”). Your principal place of employment will be the Company’s office in Santa Ana, California, but you may also work remotely from your home office so long as doing so does not interfere with your responsibilities under this Agreement. You will also be required to travel on Company business as needed to fulfill your employment duties and responsibilities.

Compensation

You will receive an initial base salary of $400,000 annualized, paid in accordance with the Company’s standard payroll procedures.

In addition to your base salary, you will be eligible to earn a quarterly performance bonus of up to 18.75%, or $75,000 of your base annual salary (up to $300,000 annually) at the end of each fiscal quarter beginning with the second quarter of fiscal year 2024 (each, a “Quarterly Bonus”). Performance bonus criteria will be tied to specific thresholds to be established by the Compensation Committee of the Board (the “Committee”) in consultation with you within the first sixty (60) days of your employment for the quarterly periods ending on or before December 31, 2024. The performance criteria for periods after December 31, 2024 will be determined each year by the Committee. Performance achieved will be evaluated on a quarterly basis by the Committee. Earned performance bonuses will be paid in cash, which payment will be made within sixty (60) days after the end of the fiscal quarter in which such bonus is earned.

Your base salary and incentive compensation will be subject to periodic review and increase (but not decrease) in accordance with Company practices.

Incentive Equity Awards

In addition, subject to Board approval, you will be granted 200,000 restricted stock units covering the Company’s common stock (“RSUs”). Subject to your continued employment, the RSUs will vest over four years beginning on the vesting start date (i.e. the first calendar day of the month following your hire start date), with 25% of the RSUs vesting on the first anniversary of the vesting start date and the remaining RSUs vesting in equal quarterly installments for 12 quarters following the first anniversary of the vesting start date.

In addition, you will be eligible to earn 200,000 RSUs that will be tied to specific thresholds to be established by the Committee in consultation with you within the first sixty (60) days of your employment for the quarterly periods ending on or before December 31, 2024. The performance criteria for periods after December 31, 2024 will be determined each year by the Committee. Performance achieved will be evaluated by the Committee on a quarterly basis.

All equity awards will be governed by the terms of the Company’s 2011 Incentive Compensation Plan (the “Equity Plan”) and the Company’s standard forms of award agreements. We recommend you consult a financial advisor to develop your own understanding of the equity portion of your compensation.

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, including group medical, dental, vision, life, disability and accidental death and dismemberment insurance, subject to the terms and conditions of such plans and programs. You will also be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its executive officers.

The Company offers exempt employees a Discretionary Personal Time Off (“DTO”) benefit, where eligible employees may request reasonable time off subject to manager approval. DTO is not accrued, is not carried over year to year, and is not paid out upon termination of employment. In addition, you will receive 48 hours of sick time annually, prorated based on your date of hire.

In connection with your employment, the Company also agrees to cover you under a Company-maintained directors and officers errors and omissions liability insurance policy, and to enter into the Company’s standard form of indemnification agreement for directors and officers (the “Indemnification Agreement”).

At-will Employment

Your employment with the Company is “at-will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, without cause and without prior notice. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Termination of Employment

Upon any termination of employment for any reason, you will be entitled to (i) payment of all earned but unpaid base salary, (ii) reimbursement of any business expenses incurred by you prior to your termination date that are reimbursable in accordance with the Company policies, (iii) any unpaid earned Quarterly Bonus, and (iv) any vested rights or amounts due to you under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (iii)

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com of the preceding sentence shall be paid within 30 days after your termination date (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iv) shall be paid in accordance with the terms of the governing plan or program. Except as provided below, you will not be entitled to any additional compensation or benefits hereunder.

If your employment with Company terminates by reason of your death or Disability (as defined below), then in addition to the Accrued Obligations, you will be entitled to receive a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings) paid in cash on the sixtieth (60th) day following your last day of employment.

If at any time outside the Change in Control Period, (as defined below), either the Company terminates your employment without Cause or you are Constructively Terminated (each as defined below) and you provide an Enforceable Release (as defined below), then in addition to the Accrued Obligations you will be entitled to receive:

(i) a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings) paid in cash on the sixtieth (60th) day following your last day of employment;

(ii) Benefits Continuation (as defined below) for twelve (12) months beginning in the month after your last day of employment; and

(iii) accelerated vesting in your outstanding Company stock options, stock units and similar equity awards with service-based vesting with respect to that number of shares that would have vested in the ordinary course in the first twelve (12) months after your termination, such vesting to be effective as of your last day of employment.

If at any time during the twelve (12)-month period following the effective date of a Change in Control (the “Change in Control Period”), your employment is terminated by the Company without Cause or you are Constructively Terminated and you provide an Enforceable Release, then in addition to the Accrued Obligations you will be entitled to receive:

(i) a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings), paid in cash on the sixtieth (60th) day following your last day of employment;

(ii) Benefits Continuation (as defined below) for twelve (12) months beginning in the month after your last day of employment; and

(iii) accelerated vesting in all of your outstanding Company stock options, stock units and similar equity awards with service-based vesting.

Termination of Employment – Defined Terms

For purposes of this Agreement, “Benefits Continuation” is defined as Company reimbursement of the COBRA premiums for continuation of the Company group health plan coverage for yourself and your eligible dependents that was in effect as of the date of your termination; provided, however, that such reimbursement shall terminate if and to the extent you become eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company). Notwithstanding the foregoing, if reimbursement of COBRA premiums hereunder would violate the Patient Protection and Affordable Care Act of 2010, the parties agree to reform this as necessary to comply with said law and the regulations issued thereunder.

For purposes of this Agreement, a termination of your employment will be for “Cause” if you are terminated for any one or more of the following events, as determined in good faith by the Board: (i) your commission of a criminal offence involving moral turpitude; (ii) your commission of any act of fraud,

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com embezzlement or dishonesty either intended to injure the Company or otherwise having a material detrimental effect on the Company; (iii) in carrying out your duties hereunder (A) gross negligence, (B) willful misconduct or (C) failure to comply with a legal directive of the Board that is not cured within thirty (30) days after written notice of such breach; or (iv) your breach of any material provision of this letter agreement, any material Company policy or your Proprietary Information Agreement (defined below).

For purposes of this Agreement, a “Change in Control” will have the meaning provided in the Equity Plan (or any successor plan). Notwithstanding the foregoing, the spin-off or sale of a business unit of the Company other than the RFID business will not constitute a Change in Control.

For purposes of this Agreement, a termination of your employment will be a “Constructive Termination” if you resign within sixty (60) days after the occurrence of any one or more of the following events without your consent and the Company fails to cure such event(s) within thirty (30) days after receiving written notice thereof from you: (i) material reduction in your position or responsibilities (other than temporarily in response to physical or mental incapacity), but excluding any change in the reporting line caused by the Company becoming a subsidiary of another public company; (ii) reduction of your base salary in excess of 10%, but excluding any general reduction in base salary that affects all similarly situated executives in substantially the same proportions; or (iii) relocation of your principal worksite more than fifty (50) miles from its then-current location, provided that this clause (iii) may not be used as grounds to resign as a Constructive Termination if you are permitted to work remotely.

For purposes of this Agreement, “Disability” is defined as an incapacity to perform your duties for one hundred and eighty (180) or more days during any twelve (12)-month period that is due, in the written opinion of a licensed physician mutually acceptable to you and the Company, to a physical or mental illness.

For purposes of this Agreement, an “Enforceable Release” is defined as an executed release of claims in a form satisfactory to the Company that becomes irrevocable within sixty (60) days after your termination of employment.

Parachute Limitation

In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent required to avoid a violation of Section 409A of the Code, in no event will you or the Company exercise any discretion with respect to the ordering of any such reduction of payments or benefits.

Unless you and the Company otherwise agree in writing, any determination required under the immediately preceding paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the requisite calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable,

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com good faith interpretations concerning the applications of Section 280G and 4999 of the Code. Both the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by the paragraph.

Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Company Policies

In the performance of your duties, you shall comply with all applicable laws, rules and regulations as well as all Company rules, procedures, policies, requirements and directions. Like all Company employees, as a condition of your employment with the Company, you will be required to sign and to be bound by the terms of the Company’s confidentiality and invention assignment agreement (the “Proprietary Information Agreement”), a copy of which is attached to this Agreement.

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

No Conflicts

You understand and agree that by entering into this Agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies.

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com

Arbitration

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).

You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding.

The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the administrative fees you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Notwithstanding the provisions of this paragraph, any claims by either party arising under the Proprietary Information Agreement or involving trade secrets shall be resolved through the courts and not through the arbitration procedure described above.

Other Terms

This Agreement, along with the Indemnification Agreement and the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized member of the Board. This Agreement shall be governed by California law as applied to contracts executed and to perform entirely in California. If any clause or provision of this Agreement is found to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com

This offer is contingent upon satisfactory results of the background checks you have authorized us to conduct, and upon proof of eligibility for employment in the United States.

Please sign and date this Agreement on the space provided below to acknowledge your acceptance of the terms of this agreement. We request that you return this Agreement by March 25, 2024.

We look forward to working with you!

Sincerely,

Identiv, Inc.

/s/ James Ousley
James Ousley
Chairman of the Board of Directors

Accepted:

/s/ Kirsten Newquist
Kirsten Newquist

1900 B Carnegie Avenue Santa Ana, CA 92705 +1 949.250.8888 www.identiv.com